Exhibit 5.6

CONSENT OF JAN EKLUND

The undersigned hereby consents to the use of the technical reports entitled (a) “NI 43-101 Technical Report Prefeasibility Study for the Soto Norte Project, Santander, Colombia” with an effective date of August 18, 2025, and (b) “NI 43-101 Technical Report Preliminary Economic Assessment for the Toroparu Project Cuyuni-Mazaruni Region, Guyana” with an effective date of October 21, 2025, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the registration statement on Form F-10 of Aris Mining Corporation being filed with the United States Securities and Exchange Commission, and any amendments or exhibits thereto.

/s/ Jan Eklund
Name: Jan Eklund, P.E.
Date: July 30, 2026